Mueller Industries, Inc. Reports
First Quarter 2009 Results

MEMPHIS, Tenn., April 21 /PRNewswire-FirstCall/ —Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), announced today that Mueller posted a net loss of $2.5 million, or 7 cents per diluted share, for the first quarter of 2009.  This compares with net income of $27.4 million, or 73 cents per diluted share, for the same period of 2008.  First quarter net sales for 2009 were $326.6 million compared with $704.1 million in 2008.

Net sales of the Company's core product lines including copper tube, fittings, brass rod and forgings were substantially affected by the lower market values of copper and brass, the Company's principal raw materials, which are largely passed through to customers.  In the first quarter of 2009, the Comex average price of copper was 55.5 percent lower than in the first quarter of 2008.  Approximately $225 million of the decrease in net sales was attributable to lower unit volume primarily in the OEM segment.  Lower selling prices, primarily in the Plumbing & Refrigeration segment, accounted for approximately $130 million of the decrease in net sales.

Financial and Operating Highlights

Regarding the first quarter of 2009, Mr. Karp said:

•
“This is the first operating loss our Company has reported since 1991.  Business conditions were exceptionally difficult during the first quarter, but improved as the quarter progressed.  We do not know if the improvement will persist, but we are hopeful that it will.

•
“Our Plumbing & Refrigeration segment posted operating earnings of $10.3 million on net sales of $190.4 million which compares with prior year earnings of $25.1 million on net sales of $383.9 million.  The decline in operating income was primarily due to lower unit shipments across most product lines and higher per unit conversion costs due to lower production volume.

•
“Our OEM segment posted an operating loss of $6.3 million during the first quarter of 2009 on net sales of $138.4 million, which compares with operating earnings of $25.6 million on net sales of $326.2 million for the same period in 2008.  The loss was primarily due to lower volume and spreads and higher per unit conversion costs due to weak demand in the industrial and automotive markets.

•	“Total stockholders’ equity was $694.5 million which equates to a book value per share of $18.70 of which $8.09 per share was cash.

•	“Our current ratio remained solid at 4.8 to 1. We ended the quarter with $300.3 million in cash and $554.3 million in working capital.

•	“As of quarter end, our financial leverage was modest with a debt to total capitalization ratio of 19.9 percent.

•	“The Comex average price of copper was $1.57 per pound in the first quarter of 2009, which compares with $3.53 in the first quarter of 2008.

•	“During the first quarter of 2009, capital expenditures totaled $4.8 million. We expect to invest approximately $20 million for capital expenditures during 2009.”

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products.  Mueller’s operations are located throughout the United States and in Canada, Mexico, Great Britain, and China.  Mueller’s business is importantly linked to:  (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings.  The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Quarter Ended
	March 28,	March 29,
	2009	2008
	(Unaudited)

Net sales	$326,558	$704,108

Cost of goods sold	287,383	611,797
Depreciation and amortization	10,480	10,984
Selling, general, and administrative expense	31,158	38,291

Operating (loss) income	(2,463)	43,036

Interest expense	(2,636)	(5,467)
Other income, net	627	4,569

(Loss) income before income taxes	(4,472)	42,138

Income tax benefit (expense)	1,962	(14,231)

Consolidated net (loss) income	(2,510)	27,907

Less: net loss (income) attributable to noncontrolling interest	18	(552)

Net (loss) income attributable to Mueller Industries, Inc.	$(2,492)	$27,355

Weighted average shares for basic (loss) earnings per share	37,143	37,089
Effect of dilutive stock options	-	192

Adjusted weighted average shares for diluted (loss) earnings per share	37,143	37,281

Basic (loss) earnings per share	$(0.07)	$0.74

Diluted (loss) earnings per share	$(0.07)	$0.73

Dividends per share	$0.10	$0.10

Summary Segment Data:
Net sales:
Plumbing & Refrigeration Segment	$190,393	$383,884
OEM Segment	138,392	326,207
Elimination of intersegment sales	(2,227)	(5,983)

Net sales	$326,558	$704,108

Operating (loss) income:
Plumbing & Refrigeration Segment	$10,331	$25,084
OEM Segment	(6,266)	25,574
Unallocated expenses	(6,528)	(7,622)

Operating (loss) income	$(2,463)	$43,036

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 28,	December 27,
	2009	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$300,336	$278,860
Accounts receivable, net	190,172	219,035
Inventories	170,968	210,609
Other current assets	37,596	46,322
Total current assets	699,072	754,826

Property, plant, and equipment, net	270,626	276,927
Other assets	148,487	151,160

	$1,118,185	$1,182,913

LIABILITIES AND EQUITY
Current portion of debt	$14,022	$24,184
Accounts payable	52,476	63,732
Other current liabilities	78,262	113,668
Total current liabilities	144,760	201,584

Long-term debt, less current portion	158,726	158,726
Pension and postretirement liabilities	37,692	38,452
Environmental reserves	23,184	23,248
Deferred income taxes	32,663	33,940
Other noncurrent liabilities	1,441	1,698

Total liabilities	398,466	457,648

Total Mueller Industries, Inc. stockholders' equity	694,458	700,683
Noncontrolling interest	25,261	24,582

Total equity	719,719	725,265

	$1,118,185	$1,182,913

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Quarter Ended
	March 28,	March 29,
	2009	2008
	(Unaudited)
Operating activities:
Net (loss) income attributable to Mueller Industries, Inc.	$(2,492)	$27,355
Reconciliation of net (loss) income attributable to Mueller Industries, Inc. to net cash provided by (used in) operating activities:
Depreciation and amortization	10,521	11,110
Stock-based compensation expense	607	731
Gain on early retirement of debt	-	(2,408)
(Gain) loss on disposals of properties	(87)	339
Deferred income taxes	(248)	(429)
Net (loss) income attributable to noncontrolling interest	(18)	552
Changes in assets and liabilities:
Receivables	28,010	(62,218)
Inventories	38,657	(3,664)
Other assets	3,070	(6,780)
Current liabilities	(42,167)	14,264
Other liabilities	(620)	2,566
Other, net	(261)	(2,708)

Net cash provided by (used in) operating activities	34,972	(21,290)

Investing activities:
Capital expenditures	(4,842)	(8,573)
Proceeds from sales of properties	402	-
Net withdrawals from restricted cash balances	5,852	85

Net cash provided by (used in) investing activities	1,412	(8,488)

Financing activities:
Dividends paid	(3,714)	(3,709)
Issuance of shares under incentive stock option plans from treasury	-	266
(Repayment) issuance of debt by joint venture, net	(10,152)	21,032
Repayments of long-term debt	-	(22,979)

Net cash used in financing activities	(13,866)	(5,390)

Effect of exchange rate changes on cash	(1,042)	830

Increase (decrease) in cash and cash equivalents	21,476	(34,338)

Cash and cash equivalents at the beginning of the period	278,860	308,618

Cash and cash equivalents at the end of the period	$300,336	$274,280

CONTACT: Kent A. McKee of Mueller Industries, Inc., +1-901-753-3208